ACQUIRED SALES CORP.

September 1, 2021

Mr. Anthony J. Devincentis Mr. Jakob M. Audino

Mr. John Z. Petti Mr. Forrest F. Town

Fresh Farms E-Liquid, LLC 11640 Warner Ave., Suite 542 Fountain Valley, CA 92708

Re:Letter of Intent

Gentlemen:

This is a letter of intent (this “LOI”) between Fresh Farms E-Liquid, LLC, a California limited liability company (“Fresh Farms”), Anthony J. Devincentis (“Devincentis”), Jakob M. Audino (“Audino”), Forrest F. Town (“Town”), John Z. Petti (“Petti”), LFTD Partners Inc. f/k/a Acquired Sales Corp., a Nevada corporation (“AQSP”),       Gerard M. Jacobs (“GJacobs”), Nicholas S. Warrender (“Warrender”) William C. Jacobs (“WJacobs”), Christopher G. Wheeler (“Wheeler”) and Matt Winters (“Winters”) (collectively the “Parties”) to engage in the following transaction (the “Transaction”), subject to the following conditions, and also subject to the following agreements and covenants, intending to be legally bound hereby:

The Transaction

In the Transaction, AQSP will acquire from Devincentis, Audino, Petti and Town One Hundred Percent (100%) of the ownership interests in Fresh Farms in a reorganization (the “Merger”), for the following consideration (“Merger Consideration”): Fourteen Million One Hundred Sixty-Six Thousand Six Hundred Sixty-Six Dollars ($14,166,666) in cash, plus Seven Million Eighty-Three Thousand Three Hundred Thirty-Four (7,083,334) shares of unregistered common stock of AQSP (“AQSP Stock”), hereinafter sometimes referred to as the “Stock Consideration”.

Following the Closing, AQSP will own:

•One Hundred Percent (100%) of the common stock of Lifted Liquids, Inc. d/b/a Lifted Made, an Illinois corporation (“Lifted Made”)

•Four Point Nine Percent (4.9%) of the common stock of each of Ablis Holding Company (“Ablis”), Bendistillery Inc. (“Bendistillery”), and Bend Spirits, Inc. (“Bend Spirits”), each an Oregon corporation

•Fifty Percent (50%) of the ownership interests in SmplyLifted LLC (“SmplyLifted”), a Delaware limited liability company

•One Hundred Percent (100%) of the ownership interests in Savage Enterprises, a Wyoming corporation (“Savage”), which in turn will own: One Hundred Percent (100%) of the ownership interests in MKRC Holdings, LLC, a Wyoming limited liability company (“MKRC”); Fifty-One Percent (51%) of the ownership interests in RJMC Brands, LLC, a Wyoming limited liability company (“RJMC”); Six Percent (6%) of the ownership interests in AAA Brands, LLC, a Wyoming limited liability company (“AAA”); and Thirty-Three Percent (33%) of Remediez, a Wyoming corporation (“Remediez”)

•One Hundred Percent (100%) of the ownership interests in Premier Greens LLC, a California limited liability company (“Premier Greens”)

•One Hundred Percent (100%) of the ownership interests in Fresh Farms, a California limited liability company, which in turn will own 80% of Lift Brands North America LLC, a California limited liability company (“Lift CBD”)

Conditions

The Closing will be subject to the following conditions:

1.Audits. As promptly as possible following the execution of this LOI: Fresh Farms shall prepare, and shall cause Lift CBD to prepare, its respective financial statements for calendar years 2019 and 2020, and for the first and second quarters of calendar year 2021, including statements of income, balance sheets and cash flows (collectively the “Financial Statements”). Fresh Farms shall engage, and shall cause Lift CBD to engage, AQSP’s PCAOB-qualified independent firm of certified public accountants, Fruci & Associates II PLLC, Spokane, Washington (“Fruci”), to audit the Financial Statements (and, if necessary to comply with U.S. Securities and Exchange Commission   (“SEC”) rules and regulations, to audit or review Fresh Farms’ and Lift CBD’s financial statements for subsequent calendar quarters) in accordance with U.S. generally accepted accounting principles, and to provide all opinion letters and other documents as shall be necessary to allow Fresh Farms to be acquired by AQSP in the Transaction pursuant to all applicable SEC and FASB rules and regulations, and to allow AQSP to timely file all necessary securities filings with the SEC (collectively, the “Audit”). If the results of the Audit are not acceptable to AQSP in its discretion, then the Transaction shall be abandoned as provided herein. Fruci’s fees and expenses for conducting the Audit shall be paid one-half (50%) by AQSP and one-half (50%) by Fresh Farms, regardless of whether or not the Transaction closes or is abandoned for any reason.

2.Mutual “Due Diligence”.

Fresh Farms shall allow AQSP to conduct a confidential so-called “due diligence” investigation of Fresh Farms’ business, permits, leases, contracts, books and records, financials, historical operations, business practices, computer systems, prospects, legal, taxes, and other matters. If the results of such “due diligence” investigation are not acceptable to AQSP in its discretion, then the Transaction shall be abandoned as provided herein.

AQSP shall allow Fresh Farms to conduct a confidential so-called “due diligence” investigation of AQSP’s business, permits, leases, contracts, books and records, financials, historical operations, business practices, computer systems, prospects, legal, taxes, and other matters. If the results of such “due diligence” investigation are not acceptable to Fresh Farms in its discretion, then the Transaction shall be abandoned, as provided herein.

3.Closing Documentation. If the Audit and the “due diligence” investigation of Fresh Farms is acceptable to AQSP, and if the Audit and the “due diligence” investigation of AQSP is acceptable to Fresh Farms, then the Parties shall enter into a merger agreement (the “Merger Agreement”) containing representations, warranties, covenants, conditions, and indemnifications customary to transactions like the Transaction. The Closing shall be conditioned upon the execution and delivery by the Parties of mutually acceptable, legally binding, definitive Closing documentation (the “Definitive Documents”) including:

(a)The Merger Agreement

(b)Devincentis Employment Agreement: A five-year “rolling” employment agreement between AQSP and Devincentis, for Devincentis to serve as Fresh Farms’ CEO, and to serve as a member of AQSP’s internal corporate steering committee called the Office of the President, with an annual base salary of Two Hundred Fifty Thousand Dollars ($250,000) and an annual bonus through the company-wide management bonus pool expected to be at least Four Hundred Thousand Dollars ($400,000) subject to AQSP/Lifted Made/Savage/Fresh Farms meeting certain financial performance criteria (the “Devincentis Employment Agreement”);

(c)Audino Employment Agreement: A five-year “rolling” employment agreement between AQSP and Audino, for Audino to serve as Fresh Farms’ Sales Manager, with an annual base salary of Two Hundred Fifty Thousand Dollars ($250,000) and an annual bonus through the company-wide management bonus pool expected to be at least Four Hundred Thousand Dollars ($400,000) subject to AQSP/Lifted Made/Savage/Fresh Farms meeting certain financial performance criteria (the “Audino Employment Agreement”);

(d)Town Employment Agreement: A five-year “rolling” employment agreement between AQSP and Town, for Town to serve as Fresh Farms’ Director of Sales, with an annual base salary of Two Hundred Fifty Thousand Dollars ($250,000) and an annual bonus through the company-wide management bonus pool expected to be at least Four Hundred Thousand Dollars ($400,000) subject to AQSP/Lifted Made/Savage/Fresh Farms meeting certain financial performance criteria (the “Town Employment Agreement”);

(e)Petti Agreement: A five-year agreement between AQSP and Petti, for Petti to serve as a member of Fresh Farms’ Board of Directors and as a consultant to Fresh Farms, with a monthly directorship and consulting fee of Six Thousand Dollars ($6,000) (the “Petti Agreement”);

(f)Amended Employment Agreements: Amendments to the employment agreements between AQSP and Warrender, GJacobs, WJacobs, Wheeler and Winter, respectively, on terms and conditions as are mutually acceptable to the Compensation Committee of the Board of Directors of AQSP, Warrender, GJacobs, WJacobs, Wheeler, Winters and Devincentis, to be effective upon the    Closing;

(g)Shareholders Agreement: A shareholders agreement (the “Shareholders Agreement”) among Devincentis, Audino, Town, Petti, Wheeler, Winters, Warrender, GJacobs and WJacobs (collectively the “Parties to the Shareholders Agreement”), which Shareholders Agreement shall include, among other things, the following agreements:

(1)Devincentis, Audino, Town and Petti shall agree to support and vote in favor of only slates of nominees for the Boards of Directors of AQSP, Lifted Made, Savage and Fresh Farms who are mutually acceptable to the Parties to the Shareholders Agreement;

(2)Devincentis, Audino, Town and Petti shall participate in all future AQSP bonus pools, and in all future AQSP stock option and warrant packages, approved by the Compensation Committee of the Board of Directors of AQSP for the benefit of any of the Parties to the Shareholders Agreement;

(3)Devincentis, Audino, Town and Petti shall agree to support and vote in favor of only future acquisitions and divestitures, capital raises, and other lawful corporate transactions from time to time, that are mutually acceptable to the Parties to the Shareholders Agreement; and

(4)Devincentis, Audino, Town and Petti shall agree not to directly or indirectly sell or transfer any of their AQSP stock, options or warrants as part of an agreement, contract, plan or arrangement of any nature that is intended to result in a takeover or other change of control of AQSP, unless such agreement, contract, plan or arrangement is mutually acceptable to the Parties to the Shareholders Agreement and is approved by a majority of the Board of Directors of AQSP;

(h)Working Capital/Liquidity: Evidence, satisfactory to AQSP in its discretion, that as of the Closing the aggregate value of Fresh Farms’ inventory, cash on hand, and accounts receivables exceed Fresh Farms’ accounts payable and other short-term liabilities by at least Two Million Two Hundred Thousand Dollars ($2,200,000); and

(i)Payoff or Termination of Certain Obligations: Evidence, satisfactory to AQSP in its discretion, that Fresh Farms has paid off or otherwise terminated all obligations: (i) payable by Fresh Farms to former or current shareholders, directors, officers or employees of those entities (ii) payable by Fresh Farms to any banks or other sources of debt, excepting only Fresh Farms’ PPP loan; or (iii) payable by Fresh Farms to Devincentis, Audino, Town, Petti, or their respective relatives, or to trusts or other entities of which they or any of their respective relatives are the beneficiaries or are otherwise affiliated.

4.Capital Raise. The Closing shall be conditioned upon the completion by AQSP of equity and/or debt capital raise or raises (collectively, the “Capital Raise”) totaling at least Fifty Million Dollars ($50,000,000), on pricing and other terms and conditions acceptable to AQSP in its discretion.

5.Tax Opinion. The Closing shall be conditioned upon the receipt by Fresh Farms, Devincentis, Audino, Town and Petti of a written opinion from Fresh Farms’ tax counsel that the Merger qualifies as a reorganization that is so-called “tax free” in regard to the Stock Consideration pursuant to the U.S. tax code and applicable Internal Revenue Service regulations promulgated thereunder (the “Tax Opinion”).

6.Corporate Approvals. The Closing shall be conditioned upon approval of the Transaction by the Board of Directors of AQSP, and, if necessary, by the shareholders of AQSP. Fresh Farms, Devincentis, Audino, Town and Petti have all approved the Transaction, subject only to (a) approval of the Definitive Documents by Devincentis, Audino, Town, Petti, and Fresh Farms’

legal counsel, and (b) the receipt by Devincentis, Audino, Town and Petti of the Tax Opinion from Fresh Farms’ tax counsel.

7.Securities Filings and Governmental Approvals. The Closing shall be conditioned upon the completion of all necessary corporate and securities filings and the obtaining of any necessary approvals from the SEC and FINRA.

Pre-Closing Agreements and Covenants

8.Exclusivity. During the period between the signing of this LOI and the execution and delivery of the Merger Agreement or the termination of this LOI, Fresh Farms, Lift CBD, Devincentis, Audino, Town and Petti shall not directly or indirectly enter into any discussion(s), negotiation(s), letter(s) of intent, merger(s), reorganization(s), stock sale(s), asset sale(s) (other than asset sales in the ordinary, normal, and customary course of those entities’ business), other transaction(s), loan agreement(s), financing agreement(s) or arrangement(s) of any type, other capital raise(s), or other contract(s) or arrangement(s) with any third party, or any other agreement(s), contract(s) or arrangement(s) outside the ordinary course of Fresh Farms’ business, that would or might delay or make more costly or difficult the Closing. The Merger Agreement shall include similar covenants regarding the period between signing the Merger Agreement and the Closing or termination of the Merger Agreement.

9.Ordinary Course of Business. During the period between the signing of this LOI and the execution and delivery of the Merger Agreement or the termination of this LOI, Devincentis, Audino, Town and Petti shall use commercially reasonable efforts to operate Fresh Farms and Lift CBD only in accordance with the ordinary, normal and customary course thereof consistent with past practices. The Merger Agreement shall include similar covenants regarding the period between signing the Merger Agreement and the Closing or termination of the Merger Agreement.

10.Acquisitions. During the period between the signing of this LOI and the execution and delivery of the Merger Agreement or the termination of this LOI, Wheeler, Winters, Warrender, GJacobs and WJacobs shall fully consult with Devincentis, Audino, Town and Petti before AQSP enters into any letters of intent or definitive agreements regarding mergers and acquisitions, excepting only the acquisition of Savage and related entities. The Merger Agreement shall include similar covenants regarding the period between signing the Merger Agreement and the Closing or termination of the Merger Agreement.

11.Commercially Reasonable Efforts. The Parties shall use commercially reasonable efforts to cause the Closing to occur as soon as practicable, subject to the fulfillment of the conditions described above. Without limiting the generality of the foregoing, Devincentis, Audino, Town and Petti expressly agree and covenant to use commercially reasonable efforts to cause Fresh Farms to fully cooperate with the Closing of the Transaction.

Post-Closing Agreements and Covenants

12.Operation of Fresh Farms. Fresh Farms shall operate as wholly-owned subsidiaries of AQSP under the Fresh Farms name and using Fresh Farms’ brand names (including but not limited to Fruitia, Happi and Jus) and websites (including but not limited to www.freshfarmseliquid.com) led by Devincentis as Fresh Farms’ CEO.

13.Operation of AQSP. Devincentis shall serve on AQSP's internal Office of the President, which shall conceptualize and articulate AQSP's go-forward operational, sales, distribution, advertising, organic growth and acquisitions strategies and initiatives that will be presented to AQSP's CEO and Board of Directors for approval.

Termination of this LOI

14.Events of Termination. This LOI shall terminate, without any payment by or penalty due from any party, upon execution of the Merger Agreement or if:

(a)The Audit shall not have been completed, or the results of the Audit shall have not been accepted by AQSP, by an outside date of May 25, 2022;

(b)AQSP has not closed the Capital Raise by an outside date of May 25, 2022;

(c)The Merger Agreement has not been signed by May 25, 2022 (the Merger Agreement, if executed, shall include an outside closing date of May 25, 2022, or such other date as mutually agreed by the parties);

(d)AQSP shall have delivered written notice to Fresh Farms that AQSP is abandoning the Transaction due to a determination that the results of the “due diligence” investigation of Fresh Farms are not acceptable to AQSP;

(e)Fresh Farms shall have delivered written notice to AQSP that Fresh Farms is abandoning the Transaction due to a determination that the results of the “due diligence” investigation of AQSP are not acceptable to Fresh Farms; or

(f)Any material provisions of this LOI shall be adjudged by a court or the SEC to be invalid or unenforceable, and thereafter the Parties to this LOI are unable to mutually agree upon how to proceed forward with the Transaction as impacted by such court or SEC action.

Miscellaneous

15.Expenses. Except as expressly set forth in this LOI, each of the Parties shall bear its or his own fees and expenses in connection with the proposed Transaction. Without limiting the generality of the foregoing, each of the Parties to this LOI shall be solely responsible for the fees and expenses owed by it or him to any lawyers, accountants, financial advisors, investment bankers, brokers or finders employed by such party.

16.Disclosures. AQSP shall be permitted to publicly disclose this LOI, and to share information regarding Fresh Farms, on a need-to-know basis, as may be necessary or desirable in connection with AQSP’s efforts to complete the Capital Raise or to satisfy the conditions to closing the Transaction, or otherwise as may be required to comply with applicable securities laws and regulations in the opinion of AQSP’s securities counsel.

17.Securities Laws. Devincentis, Audino, Town and Petti acknowledge that AQSP is a publicly traded company and that trading in AQSP’s common stock, or unauthorized disclosure of any material non-public information regarding Fresh Farms, AQSP or the Transaction, could be subject to scrutiny and potential liability under applicable securities laws and regulations.

18.Signatures and Counterparts. Signatures on this LOI may be signed by hand and transmitted electronically in pdf formal, and all of such signatures shall be deemed to be valid original signatures, and signatures on multiple counterparts of this LOI shall be deemed and construed to be one and the same instrument.

We look forward to building a large and successful public company together as partners, for the mutual benefit of AQSP’s shareholders and executives, Savage, Fresh Farms and yourselves. If the foregoing terms and conditions are acceptable, please sign below, thanks.

Sincerely,

LFTD PARTNERS INC. f/k/a ACQUIRED SALES CORP.,

A Nevada corporation

By	/s/ Gerard M. Jacobs	/s/ Nicholas S. Warrender
	Gerard M. Jacobs, CEO	Nicholas S. Warrender, in his individual capacity

	/s/ Gerard M. Jacobs	/s/ William C. Jacobs
	Gerard M. Jacobs, in his individual capacity	William C. Jacobs, in his individual capacity

	/s/ Christopher G. Wheeler	/s/ Matt Winters
	Christopher G. Wheeler, in his individual capacity	Matt Winters, in his individual capacity

ACCEPTED AND AGREED UPON, INTENDING TO BE LEGALLY BOUND HEREBY:

FRESH FARMS E-LIQUID, LLC,

A California limited liability company

By	/s/ Anthony J. Devincentis	/s/ Jakob M. Audino
	Anthony J. Devincentis, CEO	Jakob M. Audino, in his individual capacity

	/s/ Anthony J. Devincentis	/s/ Forrest F. Town
	Anthony J. Devincentis, in his individual capacity	Forrest F. Town, in his individual capacity

/s/ John Z. Petti
John Z. Petti, in his individual capacity